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                                                                    Exhibit 10.7


                                  AMENDMENT NO. 1 TO

                     AMENDED AND RESTATED DISTRIBUTION AGREEMENT

    This Amendment is entered into as of November 4, 1996 by Mallinckrodt Medical, Inc., a Delaware corporation having offices at 675 McDonnell Boulevard, Post Office Box 5840, St. Louis, Missouri 63134 ("Mallinckrodt"), and Molecular Biosystems, Inc., a Delaware corporation having offices at 10030 Barnes Canyon Road, San Diego, California 92121 ("MBI").

                                       PREAMBLE

    A. Mallinckrodt and MBI are parties to an Amended and Restated Distribution Agreement dated as of September 7, 1995 ("ARDA"). Capitalized terms which are not defined in this Amendment have the same meanings that they have in ARDA.

    B. Section 3.03(a) of ARDA requires MBI to use reasonable efforts to enter into the Nycomed License Amendment with Nycomed in order to obtain Nycomed's ALBUNEX rights in the Nycomed Territory and, if successful, to transfer those rights to Mallinckrodt on the terms agreed to in a Nycomed Territory Amendment.

    C. MBI and Nycomed have entered into Amendment No. 3 to License and Cooperative Development Agreement, dated as of October 24, 1995 (the "Nycomed License Amendment"), pursuant to which MBI reacquired substantially all of Nycomed's ALBUNEX rights in the Nycomed Territory.

    D. Mallinckrodt and MBI desire to enter into the Nycomed Territory Amendment, as contemplated by Section 3.03 of ARDA, pursuant to the provisions of Section 16.07 of ARDA, and to amend ARDA in certain other respects.

    Now, therefore, in consideration and their mutual promises, the parties agree as follows:

                                      ARTICLE 1

                                     DEFINITIONS

    As used in this Amendment, and as used in ARDA as amended by this Amendment, the following terms have these meanings:

         (a) AGGREGATE NET SALES, as used in Section 2.9 of this Agreement, means the sum of Mallinckrodt's Net Sales of each Separate Product plus the net sales (calculated in the same manner as Mallinckrodt's Net Sales) of all other sellers of the Separate Product in question.


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         (b)  ARDA is defined in the Paragraph A of the Preamble to this
    Amendment.  Unless


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    otherwise qualified, references to ARDA in this Amendment mean ARDA prior to its amendment by this Amendment.

         (c) CLINICAL REVIEW is defined in Section 2.16(1) of ARDA (as amended by Article 3 of this Amendment).

         (d) COMPETITIVE PRODUCT means, in respect of particular Related Albunex Products, an IN VIVO contrast agent for ultrasound imaging which is approved for sale in the Index Country by a third party for substantially the same indication or indications for which the Related Albunex Products are approved for sale. The term "Competitive Product" includes all finishes of the product.

         (e) CURRENT PRODUCT means ALBUNEX with substantially the same specifications and other characteristics approved for sale in the United States as of October 1, 1996, regardless of the indication for which it is approved for used.

         (f) DR. FEINSTEIN means Steven B. Feinstein, M.D., or, as the context may require, his designee for payments under the Feinstein License.

         (g) EFFECTIVE DATE, as used in this Amendment (but not as used in ARDA), means the date that this Amendment is signed by both parties.

         (h) FEINSTEIN LICENSE means the Restated License Agreement, dated as of June 1, 1989, between MBI and Dr. Feinstein, as amended by a letter agreement dated June 14, 1994 (relating to Dr. Feinstein's designation of a different payee for MBI's payments).

         (i) FS means ALBUNEX described as "FS069" in the second full paragraph of Section 1.04 of ARDA.

         (j) INDEX COUNTRY means France, Germany, Italy, Spain or the United Kingdom or, collectively, all of the remaining countries in the Nycomed Territory.

         (k) JOINT MARKETING TEAM is defined in Section 2.16(e) of ARDA (as amended by Article 3 of this Amendment).

         (l) MARKETING REVIEW is defined in Section 2.16(2) of ARDA (as amended by Article 3 of this Amendment).

         (m) NYCOMED LICENSE AMENDMENT is defined in Paragraph C of the Preamble to this Amendment.

         (n) PRIMARY MEASUREMENT PERIOD means, in respect of any Related Albunex Products, (i) the first to occur of:

              (1) the period of 12 consecutive calendar months beginning with the month


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         which is the same number of months following the month of the first commercial sale of any Related Albunex Product as the number of months by which the month of the first commercial sale of a Competitive Product preceded the month of the first commercial sale of the Related Albunex Product, or

              (2) the period of 12 consecutive calendar months beginning with the month following the month of the first commercial sale of any Related Albunex Product if, at the time of such sale, there have been no commercial sales of any Competitive Product, and

    (ii) each of the next two successive periods of 12 consecutive calendar months. For purposes of clause (i)(1), each whole or partial month shall count as one month.

         (o) RELATED ALBUNEX PRODUCTS means, in respect of an Index Country, all Albunex Products for a particular indication, of any vial size, which are sold or offered for sale in that Index Country. For purposes of this definition only, the term "Albunex Products" does not include Albunex Products consisting of the Current Product or Infoson.

         (p) SECONDARY MEASUREMENT PERIOD means, in respect of any Primary Measurement Period, the period of six consecutive calendar months beginning with the calendar month following the month in which, pursuant to Section 3.02B(b) of ARDA, MBI requests such period to start.

         (q)  SEPARATE PRODUCT is defined in Section 2.5 of this Amendment.

                                      ARTICLE 2

                             NYCOMED TERRITORY AMENDMENT

    2.1 IDENTIFICATION. This Amendment constitutes the "Nycomed Territory Amendment" as that term is defined in Section 3.03(a) of ARDA. As of the Effective Date, Mallinckrodt's appointment in Section 3.01(c) of ARDA as the exclusive distributor and exclusive sales representative for ALBUNEX to be sold in and throughout the Nycomed Territory, and all of the other provisions of ARDA relating to the parties' respective rights and duties in the Nycomed Territory (as those provisions may be amended by this Amendment), shall become effective, without the necessity of any further action by either party.

    2.2 UPFRONT PAYMENT. Pursuant to Section 3.1 of the Nycomed License Amendment, MBI paid $700,000 to Nycomed upon the parties' execution of the Nycomed License Amendment, and pursuant to Section 3.2 of the Nycomed License Amendment, MBI paid an additional $2 million to Nycomed on or about March 31, 1996. On December 17, 1996, Mallinckrodt shall pay $2.7 million to MBI by wire transfer.

    2.3 MILESTONE PAYMENTS. Sections 2.17(a) and (b) of ARDA provide that Mallinckrodt shall pay to MBI "$3 million on the date when the Nycomed Territory Amendment [I.E., this


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Amendment] becomes effective" and "$4 million upon the first commercial sale of
ALBUNEX in Germany by Mallinckrodt ... for an approved intravenous myocardial perfusion indication ...."  Section 3.3 of the Nycomed License Amendment
provides that MBI shall pay to Nycomed "45% of any amounts in excess of $2,700,000 received by MBI in either up-front, milestone or similar payments from third parties" in consideration for MBI's grant of ALBUNEX rights in the Nycomed Territory. The payments that Mallinckrodt is required to make pursuant to Sections 2.17(a) and (b) of ARDA will constitute "amounts in excess of $2,700,000" for purposes of Section 3.3 of the Nycomed License Amendment.
Accordingly:

         (a) on December 17, 1996, Mallinckrodt shall pay $3 million to MBI by wire transfer, pursuant to Section 2.17(a) of ARDA;

         (b) on or before January 16, 1997, Mallinckrodt shall pay $1.35 million (or 45% of $3 million) to Nycomed in satisfaction of Nycomed's claims under Section 3.3 of the Nycomed License Amendment in respect of Mallinckrodt's payment of $3 million to MBI pursuant to Section 2.17(a) of ARDA;

         (c) within five days after the date of the first commercial sale of ALBUNEX in Germany by Mallinckrodt or an Affiliate of Mallinckrodt which is specifically approved for an intravenous myocardial perfusion indication, Mallinckrodt shall pay $4 million to MBI pursuant to Section 2.17(b) of ARDA; and

         (d) within 30 days after the date of the first commercial sale of ALBUNEX in Germany by Mallinckrodt or an Affiliate of Mallinckrodt for an approved intravenous myocardial perfusion indication, Mallinckrodt shall pay $1.8 million (or 45% of $4 million) to Nycomed in satisfaction of Nycomed's claims under Section 3.3 of the Nycomed License Amendment in respect of Mallinckrodt's payment of $4 million to MBI pursuant to Section 2.17(b) of ARDA.

    2.4 ROYALTIES TO MBI ON SALES OF INFOSON. Section 2.14 of ARDA deals with the price to be paid by Mallinckrodt to MBI for ALBUNEX (including Infoson) manufactured by MBI. ARDA does not deal with royalty payable by Mallinckrodt to MBI in respect of Mallinckrodt's Net Sales of Infoson manufactured by Nycomed.
Section 7.01(c)(1)(E) of ARDA provides that the royalty payable by Mallinckrodt to MBI in respect of Mallinckrodt's Net Sales of Infoson manufactured by Mallinckrodt shall be the royalty agreed on in this Amendment. In regard to these latter two royalties:

         (a) Mallinckrodt shall pay MBI a royalty in respect of Mallinckrodt's Net Sales of Infoson purchased from Nycomed equal to 40% of the amount determined by subtracting from Mallinckrodt's gross profits in respect of such sales the direct selling costs attributable to such sales (but not including any royalties directly or indirectly payable to Nycomed pursuant to Section 2.5 of this Amendment or to Dr. Feinstein pursuant to Section
    2.6 of this Amendment), as Mallinckrodt's gross profits and direct selling costs are determined using U.S. generally accepted accounting principles.


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         (b)  Mallinckrodt shall pay MBI a royalty in respect of Mallinckrodt's
    Net Sales of Infoson manufactured by Mallinckrodt pursuant to Sections 2.05(c) and 7.01(c)(1)(E) of ARDA equal to 40% of the product determined by multiplying each Infoson Product's Average Selling Price during the quarter of sale by the number of vials of that product sold, less the sum of (i) Mallinckrodt's fully allocated manufacturing cost for that Infoson Product determined using U.S. generally accepted accounting principles and (ii) until fully recovered, one-half of Mallinckrodt's Start-up Costs which are not included in (i); but in no event shall the royalty be less than 15% or more than 25%. "Infoson Products" shall be determined in the same manner that Albunex Products are determined under Section 1.05 of ARDA, and the "Average Selling Price" of Infoson Products shall be determined in the same manner that the Average Selling Price of Albunex Products is determined under Section 1.06 of ARDA.

         (c) Royalties payable under this Section 2.4 shall be paid pursuant to the procedures in Sections 7.01(c)(2)(E) and (F) of ARDA.

    2.5 ROYALTIES TO NYCOMED. Section 3.5 of the Nycomed License Amendment provides that, for the remaining term of the Nycomed License Amendment, MBI shall pay Nycomed a royalty of 2.5% on the first $30 million of the Net Selling Price of Licensed Products sold in the Nycomed Territory each year and 3.5% on the Net Selling Price of Licensed Products on sales in excess of $30 million each year (as "Net Selling Price" is defined in Section 3.5.1 of the Nycomed License Amendment and "Licensed Product" is defined in Section I.B of the Nycomed Agreement). Section 3.5 of the Nycomed License Amendment also provides that "[a] separate royalty shall be payable in respect of each Licensed Product." For purposes of this Amendment, the following products shall be considered separate Licensed Products ("Separate Products"): (i) Infoson; (ii) the Current Product and any substantially similar formulation; (iii) FS and any substantially similar formulation; and (iv) any other formulation of ALBUNEX which is not substantially similar to Infoson, the Current Product or FS. Subject to Section 2.9 of this Amendment, Mallinckrodt shall pay to MBI, for payment to Nycomed, the following royalty on Net Sales of ALBUNEX in the Nycomed
Territory:

         (a) a royalty of 1.5% (= 2.5% x 0.60) on the first $30 million of Net Sales of each Separate Product each calendar year; and

         (b) a royalty of 2.1% (= 3.5% x 0.60) on Net Sales of each Separate Product each calendar year in excess of $30 million.

Royalties payable under this Section 2.5 shall be paid pursuant to the procedures in Section 7.01 (c)(2)(E) and (F) of ARDA.

    2.6 ROYALTIES TO DR. FEINSTEIN. Section 5.2 of the Feinstein License requires MBI to pay Dr. Feinstein a royalty of 1.25% of the Net Selling Price of Licensed Products sold by sublicensees of MBI or by an affiliate of any such sublicensee in any country other than the United States (as "Net Selling Price" and "Licensed Products" are defined in Sections 1.4 and 1.2, respectively, of the Feinstein License). Subject to Section 2.9 of this Amendment,


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Mallinckrodt shall pay to MBI, for payment to Dr. Feinstein, a royalty of 0.75%
(= 1.25% x 0.60) on Net Sales of ALBUNEX in the Nycomed Territory. Royalties payable under this Section 2.6 shall be paid pursuant to the procedures in
Section 7.01(c)(2)(E) and (F) of ARDA.

    2.7 SUPPLY AGREEMENT WITH NYCOMED. Section 5 of Nycomed License Amendment provides that, at MBI's option, MBI and Nycomed shall enter into a supply agreement for Infoson. If MBI and Mallinckrodt determine that it is advisable for Mallinckrodt to enter into such an agreement directly with Nycomed, and if Mallinckrodt or Nycomed deems it necessary or advisable, MBI shall waive its rights pursuant to Section 5 of Nycomed License Amendment.

    2.8 SHIPMENT. MBI shall ship ALBUNEX for sale in the Nycomed Territory in a commercially reasonable manner from MBI's warehouse to any one site in the Nycomed Territory designated by Mallinckrodt. Mallinckrodt and MBI shall share on a 60%-40% basis, respectively, in all shipping costs to any such designated site and in all labelling costs of such ALBUNEX. Title to the product shipped shall pass to Mallinckrodt upon shipment from MBI's warehouse.

    2.9  SURVIVAL OF ROYALTY AND OTHER OBLIGATIONS.

    (a) If Mallinckrodt exercises its manufacturing rights under Section 7.01(c)(1)(A) of ARDA:

         (1) Mallinckrodt's royalty obligation to MBI pursuant to Section 2.5 of this Amendment shall be considered modified to provide for a payment to MBI, in respect of each Separate Product, of a percentage of the royalty due to Nycomed under Section 3.5 of the Nycomed License Amendment in respect of that Separate Product. This percentage shall be equal to the product of (i) the quotient obtained by dividing Mallinckrodt's Net Sales of the Separate Product by the Aggregate Net Sales of the Separate Product multiplied by (ii) 100. The parties shall report their respective portions of the Aggregate Net Sales of each Separate Product to one another for purposes of calculating the applicable percentage under this Section 2.9(a)(1).

         (2) Mallinckrodt's royalty obligation to MBI pursuant to Section 2.6 of this Amendment, shall survive and continue, for as long as a royalty remains payable by MBI under Section 5.2 of the Feinstein License, except that Mallinckrodt's payments to MBI shall be the entire amount of the royalty due to Dr. Feinstein under 5.2(b) of the Feinstein License in respect of Licensed Products (as "Licensed Products" defined in Section 1.2 of the Feinstein License) manufactured and sold by Mallinckrodt in the Nycomed Territory (as provided in Sections 4.03(a) and 14.04 of ARDA).

    (b) If ARDA, as amended by this Amendment, terminates following notice from Mallinckrodt pursuant to Sections 14.02(b), (c), or (e) of ARDA, then in addition to the other effects described in Section 14.03 of ARDA:


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         (1)  Mallinckrodt's royalty obligation to MBI pursuant to Section 2.4 of this Amendment shall survive and continue until the later of the third anniversary of the date that the FDA approves an intravenous myocardial perfusion indication of ALBUNEX for sale in the United States or July 1, 2003.

         (2) Mallinckrodt's royalty obligation to MBI pursuant to Section 2.5 of this Amendment shall survive and continue, for as long as a royalty remains payable by MBI under Section 3.5 of the Nycomed License Amendment, except that until the latest of (i) the third anniversary of the date that the FDA approves an intravenous myocardial perfusion indication of ALBUNEX for sale in the United States, (ii) July 1, 2003 or (iii) termination of ARDA, the royalty payable by Mallinckrodt on Net Sales of ALBUNEX in the Nycomed Territory shall be:

              (a) on the first $30 million of Net Sales of each Separate Product for each calendar year, the greater of (i) 1.5% or (ii) 2.5% minus an amount equal to the royalty payable by Mallinckrodt to MBI under Section 7.01(c)(1)(B) of ARDA in respect of that Separate Product; and

              (b) on Net Sales of each Separate Product for each calendar year in excess of $30 million, the greater of (i) 2.1% or (ii) 3.5% minus an amount equal to the royalty payable by Mallinckrodt to MBI under
         Section 7.01(c)(1)(B) of ARDA in respect of that Separate Product.

    After such date, Mallinckrodt shall pay MBI a percentage of the royalty due to Nycomed under Section 3.5 of the Nycomed License Amendment in respect of each Separate Product. For each Separate Product, this percentage shall be equal to the product of (i) the quotient obtained by dividing Mallinckrodt's Net Sales of the Separate Product by the Aggregate Net Sales of the Separate Product multiplied by (ii) 100. The parties shall report their respective portions of the Aggregate Net Sales of each Separate Product to one another for purposes of calculating the applicable percentage under this Section 2.9(b)(2).

         (3) Mallinckrodt's royalty obligation to MBI pursuant to Section 2.6 of this Amendment, shall survive and continue, for as long as a royalty remains payable by MBI under Section 5.2 of the Feinstein License, except that Mallinckrodt's payments to MBI shall be the entire amount of the royalty due to Dr. Feinstein under 5.2(b) of the Feinstein License in respect of Licensed Products (as "Licensed Products" defined in Section 1.2 of the Feinstein License) manufactured and sold by Mallinckrodt in the Nycomed Territory.

    (c) If ARDA, as amended by this Amendment, terminates following notice from MBI pursuant to Sections 14.02(b), (d), or (f) of ARDA, then in addition to the other effects described in Section 14.03 of ARDA:

         (1) Mallinckrodt's royalty obligation to MBI pursuant to Section 2.4 of this


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    Amendment shall survive and continue until the expiration of the last patent relating to ALBUNEX to expire.

         (2) Mallinckrodt's royalty obligation to MBI pursuant to Section 2.5 of this Amendment shall survive and continue, for as long as a royalty remains payable by MBI under Section 3.5 of the Nycomed License Amendment, except that Mallinckrodt's payments to MBI shall be a percentage of the royalty due to Nycomed under Section 3.5 of the Nycomed License Amendment in respect of each Separate Product. For each Separate Product, this percentage shall be equal to the product of (i) the quotient obtained by dividing Mallinckrodt's Net Sales of the Separate Product by the Aggregate Net Sales of the Separate Product multiplied by (ii) 100. The parties shall report their respective portions of the Aggregate Net Sales of each Separate Product to one another for purposes of calculating the applicable percentage under this Section 2.9(c)(2).

         (3) Mallinckrodt's royalty obligation to MBI pursuant to Section 2.6 of this Amendment shall survive and continue, for as long as a royalty remains payable by MBI under Section 5.2 of the Feinstein License, except that Mallinckrodt's payments to MBI shall be the entire amount of the royalty due to Dr. Feinstein under 5.2(b) of the Feinstein License in respect of Licensed Products (as "Licensed Products" is defined in Section
    1.2 of the Feinstein License) manufactured and sold by Mallinckrodt in the Nycomed Territory.

    2.10 MBI WAIVERS. If either Mallinckrodt or Nycomed considers it necessary or advisable, in order to permit Mallinckrodt to enter into an agreement with Nycomed to assume Nycomed's responsibility for product registration activities or clinical studies, MBI shall (a) execute the notice required by Section 4.1 of the Nycomed License Amendment to permit Nycomed to terminate all of its registration activities and (b) execute the notice required by Section 4.2 of the Nycomed License Amendment to permit Nycomed to discontinue work on the clinical studies. In either case, the notice shall be effective as of the date that Mallinckrodt assumes such responsibility.

    2.11 MAINTENANCE OF AMENDMENT. MBI shall take such actions as are necessary and advisable to maintain the Nycomed License Amendment in force, including, but not limited to, paying all royalties and other sums due to Nycomed. MBI shall give Mallinckrodt 10 business days' prior written notice of any proposed amendment or modification of the Nycomed License Amendment and shall not enter into any such amendment or modification that adversely affects Mallinckrodt without Mallinckrodt's prior written consent.

                                      ARTICLE 3

                            AMENDMENT OF ARTICLE 2 OF ARDA

    Paragraph 2.16 of ARDA is amended to read as follows:

         2.16 JOINT STEERING COMMITTEE. MBI and Mallinckrodt shall establish a joint


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    steering committee (the "Joint Steering Committee"), which shall have two functions:

         (1) to review, on a quarterly basis (or more frequently as requested by either party), clinical trial programs relating to the development and regulatory approval of ALBUNEX, with a particular emphasis on reviewing the design and implementation of clinical trials and any Investigational Device Exemption or Investigational New Drug applications to the FDA (including related amendments and other ancillary filings) and corresponding filings with foreign equivalents of the FDA ("Clinical Review"); and

         (2) to review, on a quarterly basis (or more frequently as requested by either party), the development and implementation of marketing plans, strategies and budgets in the Territory, the Additional Territory and the Nycomed Territory ("Marketing Review").

    In respect of Clinical Review, the Committee is intended to provide a mechanism to enable the parties to share their expertise and concerns relating to clinical programs, regulatory affairs and cost-effectiveness and reimbursement issues, and shall have significant authority and flexibility in determining the objectives, number, design and other features of clinical trials, with a view to maximizing the return on development costs and expediting commercialization. In respect of Marketing Review, the Committee is intended to provide a mechanism to enable the parties, consistent with the other provisions of this Agreement, to gather and share marketing and other information that will enable them to plan and implement marketing strategies designed to accomplish their mutual goals of (i) obtaining market leadership and maximizing distribution of ALBUNEX in the Territory, the Additional Territory and the Nycomed Territory, and in particular countries within each territory, and (ii) obtaining a superior return on their respective investments while balancing the expenses of marketing, advertising, selling and distribution against expected increases in sales and profits. In this regard, the parties recognize that market conditions in each territory, and in particular countries within each territory, are constantly changing, and that Marketing Review is intended to be a dynamic and continuing process.

    The Committee shall consist of equal numbers of MBI and Mallinckrodt representatives (up to a maximum of three representatives from each party) and shall adopt procedures to govern its activities substantially in the form described on Appendix 7. The parties shall give prompt written notice to one another of any changes in their respective representatives on the Committee.

         (a) The Joint Steering Committee shall have the authority to specify the clinical trials and other activities required to be performed under
    Section 2.15(b) and the additional clinical trials required to be performed under Section 2.15(c), and MBI shall not make any expenditure under either of those Sections without the Committee's prior authorization. The Committee shall have no authority regarding the allocation or expenditure of the $10 million that MBI is required to spend under Section 2.15(d) (or


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    any other expenditures by MBI).

         (b) The Joint Steering Committee's decisions shall be guided by the following principles, emphasizing both quality and speed:

              (1) it is very important to bring a product to market in the shortest possible time consistent with the prevailing regulatory climate (but the quality of the clinical program, including clinical utility and cost-effectiveness, is equally important);

              (2) it is important that clinical studies be conducted and their results presented in a thorough, well-organized and professional manner;

              (3) the Committee's decisions should be made with a sense of urgency consistent with the prevailing regulatory climate, applying the standard of a prudent businessman who has a lead over his competitors and wants to maintain that lead, and with a view towards operating by consensus and in a manner intended to emphasize partnership and a commonality of interests; and

              (4) it is important to achieve the broadest possible market penetration in each significant market at the earliest possible date, consistent with a responsibly conducted product launch.

         (c) In the event of a dispute over a matter relating to Clinical Review that cannot be resolved by the Committee, MBI and Mallinckrodt shall attempt to resolve the dispute informally in light of the guiding principles in Section 2.16(b). If MBI and Mallinckrodt are unable to resolve the dispute, they shall each designate as a referee an unaffiliated person with senior-level credentials in the medical, scientific, clinical and administrative areas relevant to the Committee's activities, and the two referees shall attempt to resolve the dispute. If they are unable to do so within a reasonable period, they shall jointly appoint a third person with similar qualifications to act as an arbitrator. In reaching a decision, the arbitrator shall take into account such matters as he considers appropriate, and may require the parties to provide a written statement or oral presentation in support of their respective positions. The arbitrator's decision shall be binding on MBI and Mallinckrodt. During the pendency of the dispute, (i) Mallinckrodt shall not withhold (and neither the referees nor any arbitrator appointed by them shall have authority to excuse or delay) any payments due from Mallinckrodt to MBI under this Agreement and (ii) MBI shall deposit all payments received from Mallinckrodt under Section 2.15 during the pendency of the dispute in a segregated account in MBI's name. This account may be invested in short-term U.S. Treasury obligations or in any other manner approved by Mallinckrodt (which shall not unreasonably withhold its approval), and MBI may transfer the earnings to its general operating accounts. MBI and Mallinckrodt shall each pay the fees and expenses of its own referee and one-half of the fees and expenses of any arbitrator that the two referees appoint.

         (d) In the event of a dispute over a matter relating to Marketing Review that cannot be resolved by the Committee, MBI and Mallinckrodt shall attempt to resolve the dispute


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    informally in light of the guiding principles in Section 2.16(b).  If MBI and Mallinckrodt are unable to resolve the dispute, the dispute shall not be referred to referees or subject to arbitration (under Section 2.16(c), Section 12.01 or otherwise) and Mallinckrodt's position shall be controlling (as long as it does not involve any cash expenditure by MBI).

         (e) In order to assist the Joint Steering Committee in its Marketing Review, MBI and Mallinckrodt shall establish a joint marketing team (the "Joint Marketing Team") to make recommendations to the Joint Steering Committee regarding the timing, budget, manner and other considerations relevant to the contemplated product launch of ALBUNEX (including, but not limited to, the Current Product) in any territory or in a particular country or countries within any territory. These recommendations may include the use of co-promotion strategies, if considered appropriate. The Joint Marketing Team shall consist of equal numbers of MBI and Mallinckrodt representatives and shall adopt procedures to govern its activities substantially similar to the procedures adopted by the Joint Marketing Team to govern its activities. The Joint Marketing Team will engage the services of an independent marketing consultant to give advice regarding the product launch of FS in the Territory and the Nycomed Territory. The consulting firm appointed by the Joint Steering Committee shall have a national or international reputation. Mallinckrodt shall pay the fees and expenses of the consulting firm appointed under this Section 2.16(e) but MBI and Mallinckrodt shall jointly own all reports and studies prepared by such consulting firm pursuant to its appointment under this Section 2.16.

         (f) The authority of the Joint Steering Committee in respect of Clinical Review shall continue indefinitely but shall cease upon 30 days' prior written notice from Mallinckrodt or MBI to the other given at any time after the latest of: (i) the date that ALBUNEX is approved for sale in the United States and in the European Union for an intravenous myocardial perfusion indication; (ii) the date that ALBUNEX is approved for sale in the United States and in the European Union for a radiology indication; (iii) the date that MBI has expended, in accordance with the direction of the Joint Steering Committee (by a unanimous vote of its members), the $10 million that MBI is required to spend under Section 2.15(b) and the $5 million that MBI may be required to spend under Section 2.15(c) (as this latter amount may be increased by agreement of the parties); or (iv) the date that Mallinckrodt ceases to be the exclusive distributor and sales representative for ALBUNEX sold in and throughout any territory (except for sub-distributors appointed by Mallinckrodt or an Affiliate of Mallinckrodt). The authority of the Joint Steering Committee in respect of Marketing Review shall continue indefinitely but shall cease in respect of Marketing Review for any territory on the date that Mallinckrodt ceases to be the exclusive distributor and sales representative for ALBUNEX sold in and throughout that territory (except for sub-distributors appointed by Mallinckrodt or an Affiliate of Mallinckrodt).

                                      ARTICLE 4

                            AMENDMENT OF ARTICLE 3 OF ARDA

    4.1 NEW SECTION 3.02B. The following provision is added as Section 3.02B of ARDA:

         3.02B   ADDITIONAL QUALIFICATION ON EXCLUSIVITY IN NYCOMED TERRITORY.
    Mallinckrodt's appointment under Section 3.01(c) as the exclusive distributor and exclusive sales representative for ALBUNEX sold in and throughout the Nycomed Territory is subject to the additional qualification that:

              (1) if one or more Competitive Products are being sold in an Index Country; and

              (2) if Mallinckrodt's sales of Related Albunex Products in that Index Country during any Primary Measurement Period do not equal or exceed 100% of the sales in that Index Country of the Competitive Product having the highest sales (by revenues) during the same period; and

              (3) pursuant to Section 3.02B(b), MBI requests the Secondary Measurement Period to start; and

              (4) if Mallinckrodt's sales of the same Related Albunex Products during the Secondary Measurement Period, as reported to the Joint Steering Committee by Mallinckrodt pursuant to Section 3.02B(b) or by an independent marketing consultant pursuant to Section 3.02B(c), do not equal or exceed 100% of the sales of the Competitive Product having the highest sales (by revenues) during the same period, then MBI shall have the right to require Mallinckrodt to appoint a third party designated by MBI and approved by Mallinckrodt (whose approval shall not be unreasonably withheld) as a distributor of the Related Albunex Products in that Index Country, as provided in Section 3.02B(d).

         (a) Mallinckrodt's sales of Related Albunex Products shall be measured by the aggregate Net Sales during the Primary or Secondary Measurement Period, as the case may be, of each of the separate Albunex Products comprising the Related Albunex Products. Sales of Competitive Products shall be measured in a substantially equivalent manner. If the necessary information is unavailable to permit sales of Competitive Products to be measured in a substantially equivalent manner, both Mallinckrodt's sales and sales of Competitive Products shall be measured using an alternative methodology acceptable to MBI and Mallinckrodt.

         (b) Mallinckrodt shall monitor sales of all Competitive Products, if any, and shall informally report to the Joint Steering Committee at least quarterly on sales of Competitive Products and formally report to the Committee on sales of Competitive Products during each Primary Measurement Period as soon as the relevant information becomes available. If Mallinckrodt's sales of Related Albunex Products in an Index Country during any Primary Measurement Period, as reported to the Joint Steering Committee by Mallinckrodt pursuant to this Section 3.02B(b) or by an independent marketing consultant pursuant to Section 3.02B(c), do not equal or exceed 100% of the sales in that Index Country of the Competitive Product having the highest sales (by revenues) during the same period, MBI may request the Secondary Measurement Period to start by written notice to Mallinckrodt within 30 days after the Joint Steering Committee's receipt of Mallinckrodt's report or the report of the independent marketing consultant, as the case may be. Mallinckrodt shall report to the Joint Steering Committee on sales of all Competitive Products during the Secondary Measurement Period as soon as the relevant information becomes available.

         (c) If MBI reasonably questions the accuracy of any report by Mallinckrodt to the Joint Steering Committee pursuant to Section 3.02B(b), the Joint Steering Committee shall promptly engage the services of an independent marketing consultant to review Mallinckrodt's report and independently determine sales of Competitive Products during the Primary or Secondary Measurement Period, as the case may be. If the report by the independent marketing consultant confirms Mallinckrodt's report to the Joint Steering Committee, MBI shall pay the independent marketing consultant's fees and expenses; and if the report by the independent marketing consultant does not confirm Mallinckrodt's report to the Joint Steering Committee, Mallinckrodt shall pay the independent marketing consultant's fees and expenses. Each consulting firm appointed by the Joint Steering Committee shall have a national or international reputation.

         (d) MBI's right under this Section 3.02B to require Mallinckrodt to appoint a third party designated by MBI (and approved by Mallinckrodt) as a distributor of Related Albunex Products in an Index Country shall become exercisable, subject to Section 3.02B(e), if and when (i) pursuant to
    Section 3.02B(b), Mallinckrodt reports to the Joint Steering Committee, or
    (ii) pursuant to Section 3.02B(c), an independent marketing consultant reports to the Joint Steering Committee, that Mallinckrodt's sales of Related Albunex Products during the Secondary Measurement Period did not equal or exceed 100% of the sales of the Competitive Product having the highest sales (by revenues) during the same period. If MBI's right becomes exercisable, MBI's right shall remain exercisable for a period of 180 days and may be exercised at any time during this period by written notice to Mallinckrodt. If MBI exercises its right:

              (1) Mallinckrodt shall promptly negotiate the terms of a distribution agreement with the third party designated by MBI (and approved by Mallinckrodt) and shall propose terms generally consistent with the terms of comparable distribution agreements that Mallinckrodt has entered into with other parties. Mallinckrodt shall keep MBI reasonably informed of its negotiations with the third party.

              (2) If for any reason any third party that MBI initially or subsequently designates (and Mallinckrodt approves) fails or refuses to enter into a distribution agreement with Mallinckrodt on the terms described in Section 3.02B(d)(1) within

         90 days after Mallinckrodt begins negotiations, MBI shall have the right, which may be exercised only once in respect of any Index Country, to designate a new third party (subject to Mallinckrodt's approval, which shall not be unreasonably withheld) with whom Mallinckrodt shall be required to negotiate a distribution agreement in accordance with this Section 3.02B(d).

    Any distribution agreement that Mallinckrodt otherwise may be required to enter into under this Section 3.02B(d) may be entered into by an Affiliate of Mallinckrodt.

         (e) MBI's right under this Section 3.02B to require Mallinckrodt to appoint a third party designated by MBI (and approved by Mallinckrodt) as a distributor of Related Albunex Products in an Index Country shall not become exercisable under Section 3.02B(d) if:

              (1) the Related Albunex Products are not substantially equivalent or superior in their clinical profiles (in terms of safety and efficacy) to the clinical profile of the Competitive Product having the highest sales (by revenues) during the Primary Measurement Period; or

              (2) the approval (in respect of both regulatory approval and pricing approval) for the commercial sale in the Index Country of any Related Albunex Product did not occur within six months after the first commercial sale of the Competitive Product having the highest sales (by revenues) during the Primary Measurement Period; or

              (3) Mallinckrodt's appointment under Section 3.01(c) as the exclusive distributor and exclusive sales representative for ALBUNEX sold in and throughout the Nycomed Territory has become co-exclusive pursuant to MBI's exercise of its option under Section 3.02(b) of ARDA or pursuant to Section 9.01(a) or (b) of ARDA.

    4.2 AMENDMENT OF SECTION 3.06(a). Section 3.06(a) of ARDA is amended to read as follows:

         3.06 DUTIES OF MALLINCKRODT. In addition to its other duties hereunder, Mallinckrodt shall:

         (a) Treat ALBUNEX as an important contrast product in the same manner that Mallinckrodt traditionally prepares for the marketing of and markets its important contrast line of products for purposes of Mallinckrodt's pre-marketing, marketing, sales and distribution efforts and expenditures. By way of guidance in the interpretation of Mallinckrodt's responsibilities under this section, Mallinckrodt has informed MBI that it considers ALBUNEX to have the potential to be a leading product within Mallinckrodt's product portfolio in terms of its importance to Mallinckrodt's revenues and net income, and that Mallinckrodt will support the pre-market preparation, product launch, marketing support and distribution of ALBUNEX in a manner that will maximize Mallinckrodt's return on the product given its potential at the time that further investment in the product is considered. Mallinckrodt's marketing, sales and distribution efforts regarding ALBUNEX shall place emphasis on all relevant clinical indications of ALBUNEX, market segments and appropriate geographical regions in the Territory, the Additional Territory and the Nycomed Territory, and the recruitment of medical and scientific opinion leaders;

    4.3 AMENDMENT OF SECTION 3.07. Section 3.07 of ARDA is amended to read as follows:

         3.07 MARKETING.

         (a) Promptly after Mallinckrodt's annual marketing and sales plan for ALBUNEX is approved internally each year, Mallinckrodt shall provide MBI with an appropriately detailed summary of the plan for MBI's internal use.

         (b) Mallinckrodt shall, from time to time and in its sole discretion, establish the prices at which ALBUNEX shall be sold by it or its Affiliates. Terms of all sales, including but not limited to credit, billing and shipments, shall be established by Mallinckrodt in its sole discretion.

         (c) If (i) Mallinckrodt or an Affiliate of Mallinckrodt proposes to enter into a distribution or other agreement for the sale and distribution of ALBUNEX with a third party other than a third party designated by MBI purusant to Section 3.02B (a "Distributor"), (ii) the agreement would require the Distributor to make upfront payments to Mallinckrodt or its Affiliate as a condition of being appointed a distributor and (iii) the agreement would require Mallinckrodt or its Affiliate to pay a commission (or make other payments) to the Distributor in respect of the Distributor's sales of ALBUNEX to end users, then:

              (1) Mallinckrodt or its Affiliate shall consult with MBI regarding the allocation between them of the benefit of the upfront payments and the burden of the commissions (or other) payments;

              (2) MBI shall have 30 days from the date that Mallinckrodt or its Affiliate provides MBI with written notice of the relevant details in which to give written notice to Mallinckrodt or its Affiliate of the portion, if any (but in no event exceeding 40% without the written consent of Mallinckrodt or its Affiliate), of the upfront payments from the Distributor that MBI elects to have paid over to MBI;

              (3) if MBI elects to have Mallinckrodt or its Affiliate pay over a portion of the upfront payments from the Distributor, Mallinckrodt or its Affiliate shall do so within 30 days after receipt of the upfront payments, and MBI shall reimburse Mallinckrodt or its Affiliate, within 30 days after receipt of written notice of payment, for the same percentage of each commission (or other) payment that

         Mallinckrodt or its Affiliate pays to the Distributor in accordance with the terms of the distribution or other agreement; and

              (4) if MBI does not elect to have Mallinckrodt or its Affiliate pay over any portion of the upfront payments, or if MBI fails to respond within 30 days to the written notice from Mallinckrodt or its Affiliate of the relevant details, neither Mallinckrodt (or its Affiliate) nor MBI shall have any obligation to the other in respect of the upfront and commission (or other) payments.

         (d) If (i) Mallinckrodt or an Affiliate of Mallinckrodt enters into a distribution or other agreement for the sale and distribution of ALBUNEX with a Distributor, (ii) the agreement requires the Distributor to make upfront payments to Mallinckrodt or its Affiliate as a condition of being appointed a distributor and (iii) the agreement does not require Mallinckrodt or its Affiliate to pay a commission (or make other payments) to the Distributor in respect of the Distributor's sales of ALBUNEX to end users, then Mallinckrodt or its Affiliate shall pay 40% of the upfront payments to MBI within 30 days after receipt of the upfront payments.

         (e) If Mallinckrodt or an Affiliate of Mallinckrodt enters into a distribution or other agreement for the sale and distribution of ALBUNEX with a third party designated by MBI pursuant to Section 3.02B (a "MBI-Designated Distributor"), then:

              (A) Mallinckrodt or its Affiliate shall pay 40% of the upfront payments, if any, paid by the MBI-Designated Distributor to MBI within 30 days after receipt of the upfront payments; and

              (B)MBI shall reimburse Mallinckrodt or its Affiliate for 40% of each commission (or other payment), if any, paid to the MBI-Designated Distributor within 30 days after receipt of written notice of payment from Mallinckrodt or its Affiliate.

         (f) Sections 3.07(c), (d) and (e) shall not apply in respect of any territory if and when Mallinckrodt is entitled to manufacture ALBUNEX for sale in that territory pursuant to Section 7.01(c).

                                      ARTICLE 5

                                    MISCELLANEOUS

    5.1 INTERPRETATION. As amended by this Amendment, ARDA remains in full force and effect. In the event of inconsistency or conflict between any provisions of this Amendment and the provisions of ARDA, the provisions of this Amendment shall control.

    5.2 RESEARCH QUANTITIES. MBI has received requests from researchers and clinicians for samples of the Current Product. MBI may (but shall not be required to) fill these requests if doing so is legally permissible as long as the quantities provided are minimal and intended only for non-clinical basic research. MBI shall keep Mallinckrodt promptly and fully informed of MBI's activities in this regard.

    5.3 COUNTERPARTS. This Amendment may be signed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

    In witness, the parties have executed this Amendment.

                                       MALLINCKRODT MEDICAL, INC.


                                       By  /s/ J.C. Carlile
                                          ------------------------------------
                                            Name:  J.C. Carlile
                                                  --------------------------
                                            Title:
                                                  --------------------------



                                       MOLECULAR BIOSYSTEMS, INC.


                                       By  /s/ Bobba Venkatadri
                                          ------------------------------------
                                            Name:     Bobba Venkatadri

                                            Title:    President